Exhibit 99.1

IDT Corporation Reports Record First Quarter 2025 Results

IDT’s income from operations +38% to $23.6 million; Adjusted EBITDA* +31% to a record $29.1 million

GAAP EPS increased to $0.68 from $0.30; Non-GAAP EPS* increased to $0.71 from $0.32

NEWARK, NJ — December 4, 2024: IDT Corporation (NYSE: IDT), a global provider of fintech, cloud communications, and traditional communications solutions, today reported results for its first quarter fiscal year 2025, the three months ended October 31, 2024.

FIRST QUARTER HIGHLIGHTS

(Throughout this release, unless otherwise noted, results for the first quarter of fiscal year 2025 (1Q25) are compared to the first quarter of fiscal year 2024 (1Q24). All earnings per share (EPS) and other ‘per share’ results are per diluted share.)

●	Key Businesses / Segments

○	NRS

■	Recurring revenue**: +29% to $28.9 million;
■	Income from operations: +21% to $6.6 million;
■	Adjusted EBITDA: +22% to $7.6 million;

○	BOSS Money / Fintech

■	BOSS Money revenue: +39% to $33.7 million;
■	Fintech segment revenue: +40% to $37.1 million;
■	Fintech segment income from operations: increased to $3.2 million compared to a loss of $(1.4) million;
■	Fintech segment Adjusted EBITDA: increased to $4.0 million compared to a loss of $(690) thousand;

○	net2phone

■	Subscription revenue**: +13% to $21.0 million;
■	Income from operations: increased to $1.0 million compared to breakeven;
■	Adjusted EBITDA: +77% to $2.5 million;

○	Traditional Communications

■	Revenue: decreased (4)% to $220.5 million;
■	Income from operations: +2% to $15.7 million;
■	Adjusted EBITDA: decreased (1)% to $17.8 million;

●	IDT Consolidated

○	Revenue: +3% to $309.6 million, driven by revenue growth at NRS, BOSS Money, net2phone, and the IDT Digital Payments business within Traditional Communications;
○	Gross profit (GP) / margin: GP +15% to $107.6 million; GP margin +360 bps to 34.8%;
○	Income from operations: +38% to $23.6 million;
○	Net income attributable to IDT: +125% to $17.2 million;
○	GAAP EPS: Increased to $0.68 from $0.30;
○	Non-GAAP EPS: Increased to $0.71from $0.32;
○	Adjusted EBITDA: +31% to $29.1 million;
○	Repurchased 37,714 shares of IDT Class B common stock in market transactions for $1.3 million.

1

REMARKS BY SHMUEL JONAS, CEO

“Building on our momentum from fiscal 2024, IDT delivered strong financial results in the first quarter of fiscal 2025, including record levels of gross profit, gross profit margin and Adjusted EBITDA. Consolidated revenue has now increased sequentially for three consecutive quarters. NRS along with our Fintech segment powered by BOSS Money, and net2phone each achieved robust increases in revenue, gross profit, and Adjusted EBITDA.

“At NRS, we are focused on providing solutions to address the needs of our independent retailer market while heavily investing to develop new products and services to broaden our addressable market. In Q1, we continued to achieve increased adoption rates on our payment processing offerings and SaaS feature plans. We look forward to continuing this momentum through the remainder of the fiscal year.

“BOSS Money’s Q1 results reflected our decision to enhance margins, particularly within our retail channel. As a result, BOSS Money’s gross margin expanded significantly and transaction growth slowed somewhat. The enhanced margins boosted Fintech’s Q1 income from operations by $4.6 million year-over-year, and in November, following the quarter close, transaction growth rebounded led by D2C.

“net2phone increased seats served to over four hundred thousand, driving a 13% increase in subscription revenue, despite the negative FX impact to its Latin American operations from the strong US dollar. net2phone’s financial discipline also contributed to healthy increases in income from operations and Adjusted EBITDA.

“In the Traditional Communications segment, our ongoing efforts to streamline these business units and improve their economics continue to pay off. In Q1, the year over year revenue decrease was 4%, while income from operations increased by 2%.”

2

1Q25 RESULTS BY SEGMENT

National Retail Solutions (NRS)

National Retail Solutions (NRS)

(Terminals and accounts at end of period. $ in millions, except for average revenue per terminal)

	1Q25	4Q24	1Q24	1Q25-1Q24 (% Δ)
Terminals and payment processing accounts
Active POS terminals	33,100	32,100	27,200	+22%
Payment processing accounts	22,700	21,300	17,100	+33%

Recurring revenue
Merchant Services & Other	$17.2	$16.2	$11.4	+51%
Advertising & Data	$8.5	$7.4	$8.5	+0.1%
SaaS Fees	$3.3	$3.1	$2.5	+30%
Total recurring revenue	$28.9	$26.7	$22.4	+29%
POS terminal sales	$1.4	$1.6	$1.6	(12)%
Total revenue	$30.4	$28.2	$24.0	+26.5%

Monthly average recurring revenue per terminal**	$295	$285	$282	+5%

Gross profit	$27.6	$26.1	$20.8	+33%
Gross profit margin	91.0%	92.6%	86.6%	+440 bps
Technology & development	$2.0	$1.8	$1.7	+16%
SG&A	$19.0	$18.2	$13.6	+40%
Income from operations	$6.6	$6.0	$5.5	+21%
Adjusted EBITDA	$7.6	$7.1	$6.2	+22%

NRS Take-Aways / Updates:

●	NRS added approximately 1,000 net active terminals during Q1, a decrease in net adds compared to recent quarters. The decrease primarily reflects elevated (and expected, as noted in IDT’s 4Q24 earnings release) - seasonal churn. In addition, NRS added approximately 1,400 net payment processing accounts during the quarter.

●	The 51% increase in Merchant Services & Other revenue was driven by the growth in payment processing accounts, and higher merchant services revenue per account, driven in part by the increased percentage of retail transactions paid with a credit or debit card.

●	The 30% increase in SaaS Fees revenue reflects the growth of net active terminals and migration of retailers to premium SaaS plans.

3

Fintech

Fintech

(Transactions in millions. $ in millions except for average revenue per transaction)

	1Q25	4Q24	1Q24	1Q25-1Q24 (% Δ, $)
BOSS Money transactions	5.6	5.4	4.0	+39%

Fintech Revenue
BOSS Money	$33.7	$31.5	$24.2	+39%
Other	$3.4	$3.2	$2.3	+45%
Total Revenue	$37.1	$34.6	$26.6	+40%

Average BOSS Money revenue per transaction**	$6.01	$5.84	$6.00	+$0.01

Gross profit	$21.6	$19.1	$14.8	45%
Gross profit margin	58.2%	55.2%	55.9%	230 bps
Technology & development	$2.3	$2.4	$2.1	+11%
SG&A	$16.1	$15.9	$14.2	+13%
Income (loss) from operations	$3.2	$2.5	$(1.4)	+$4.6
Adjusted EBITDA	$4.0	$1.5	$(0.7)	+$4.7

Fintech Take-Aways:

●	BOSS Money revenue increased 39% driven primarily by successful cross-marketing initiatives within the larger BOSS ecosystem and, to a lesser extent, by expansion of the retail agent network.

●	The increase in BOSS Money transactions reflected a 41% increase in digital transactions and a 29% increase in retail transactions. Across both channels, and particularly in the retail channel, BOSS Money focused during Q1 on expanding gross margin per transaction, which contributed to a 45% increase in the Fintech segment’s gross profit even as year-over-year transaction growth at Retail slowed.
●	The strong increases in Fintech’s income from operations and Adjusted EBITDA were driven by BOSS Money revenue growth, higher margin on BOSS Money transactions and improved operating leverage as the business continues to scale.

4

net2phone

net2phone

(Seats in thousands at end of period. $ in millions)

	1Q25	4Q24	1Q24	1Q25-1Q24 (% Δ, $)
Seats	406	396	364	+11%

Revenue
Subscription revenue	$21.0	$20.5	$18.5	+13%
Other revenue	$0.6	$0.9	$1.4	(55)%
Total Revenue	$21.6	$21.4	$19.9	+8%

Gross profit	$17.1	$16.8	$15.8	+8%
Gross profit margin	79.0%	78.8%	79.3%	(30) bps
Technology & development	$3.0	$2.8	$2.5	+16%
SG&A	$13.1	$13.1	$13.3	(1)%
Income from operations	$1.0	$0.8	$0.0	+$1.0
Adjusted EBITDA	$2.5	$2.5	$1.4	+77%

net2phone Take-Aways:

●	Seats served increased by 11% year over year powered by continued expansion in key markets led by the U.S., Brazil, and Mexico.

●	CCaaS seats served increased by 19% year-over year.

●	Subscription revenue increased by 13% year-over-year driven both by the growth in seats served and in the subscription revenue-per-seat**, as net2phone’s higher revenue-per-seat CCaaS offering continues to grow as a percentage of total seats served. These factors overcame the negative FX impact of a strengthened US dollar versus local currencies in net2phone’s key Latin American markets. Excluding the translation FX impact, subscription revenue increased by 16% year-over-year.

●	Operating margin** increased to +5% from break even in 1Q24, and Adjusted EBITDA margin** increased to 12% from 7%.

5

Traditional Communications

Traditional Communications

($ in millions)

	1Q25	4Q24	1Q24	1Q25-1Q24 (% Δ)
Revenue
IDT Digital Payments	$105.1	$106.1	$100.0	+5%
BOSS Revolution	$56.8	$62.2	$71.2	(20)%
IDT Global	$52.4	$50.3	$52.0	+1%
Other	$6.2	$6.0	$7.5	(17)%
Total Revenue	$220.5	$224.6	$230.7	(4)%

Gross profit	$41.3	$40.1	$42.6	(3)%
Gross profit margin	18.8%	17.9%	18.4%	+30 bps
Technology & development	$5.5	$5.5	$6.1	(9)%
SG&A	$20.0	$20.2	$20.6	(3)%
Income from operations	$15.7	$13.9	$15.4	+2%
Adjusted EBITDA	$17.8	$16.3	$18.1	(1)%

Take-Aways:

●	The year-over-year increase in IDT Digital Payments’ revenue largely reflects improved unit pricing economics.

●	IDT Global continues to mitigate the impacts of the ongoing industry-wide declines in paid-minute voice through a traffic mix shift to higher margin routes and operational efficiencies.

●	For the second consecutive quarter, both income from operations and Adjusted EBITDA for Traditional Communications increased, driven by both improved pricing at IDT Digital Payments and decreases in SG&A and Technology & Development expense, following significant cost cutting and streamlining initiatives undertaken during FY 2024.

OTHER FINANCIAL RESULTS

Consolidated results for all periods presented include corporate overhead. In 1Q25, Corporate G&A expense was $2.9 million compared to $2.8 million in 1Q24.

As of October 31, 2024, IDT held $180.4 million in cash, cash equivalents, debt securities, and current equity investments, a decrease from $193.0 million at July 31, 2024. The decrease predominantly reflects the timing of payments made by IDT to cover anticipated BOSS Money disbursement prefunding.

Also at July 31, 2024, current assets totaled $431.7 million and current liabilities totaled $269.8 million. The Company had no outstanding debt at the quarter end.

Net cash provided by operating activities decreased to $0.2 million in 1Q25 from $14.9 million in 1Q24. Exclusive of changes in customer funds deposits at IDT’s Fintech segment, net cash provided by operating activities was negative $(2.6) million in 1Q25 and positive $17.9 million in 1Q24. Capital expenditures increased to $5.3 million in 1Q25 from $4.3 million in 1Q24.

6

IDT EARNINGS ANNOUNCEMENT INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results followed by Q&A with investors. To listen to the call and participate in the Q&A, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and provide the following access code: 335618.

A replay of the conference call will be available approximately three hours after the call concludes through December 18, 2024. To access the call replay, dial 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and provide this replay passcode: 51571. The replay will also be accessible via streaming audio at the IDT investor relations website.

NOTES

*Adjusted EBITDA and Non-GAAP EPS are Non-GAAP financial measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures later in this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measures.

**See ‘Explanation of Key Performance Metrics’ at the end of this release.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT) is a global provider of fintech and communications solutions through a portfolio of synergistic businesses: National Retail Solutions (NRS), through its point-of-sale (POS) platform, enables independent retailers to operate more effectively while providing advertisers and marketers with unprecedented reach into underserved consumer markets; BOSS Money facilitates innovative international remittances and fintech payments solutions; net2phone provides enterprises and organizations with intelligently integrated cloud communications and contact center services across channels and devices; IDT Digital Payments and the BOSS Revolution calling service make sharing prepaid products and services and speaking with friends and family around the world convenient and reliable; and, IDT Global and IDT Express enable communications services to provision and manage international voice and SMS messaging.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

7

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 31,2024	July 31,2024
	(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$148,019	$164,557
Restricted cash and cash equivalents	95,194	90,899
Debt securities	27,274	23,438
Equity investments	5,071	5,009
Trade accounts receivable, net of allowance for credit losses of $6,634 at October 31, 2024 and $6,352 at July 31, 2024	41,566	42,215
Settlement assets, net of reserve of $1,903 at October 31, 2024 and $1,866 at July 31, 2024	25,245	22,186
Disbursement prefunding	52,041	30,736
Prepaid expenses	12,686	17,558
Other current assets	24,627	25,927
Total current assets	431,723	422,525
Property, plant, and equipment, net	38,944	38,652
Goodwill	26,309	26,288
Other intangibles, net	5,947	6,285
Equity investments	7,092	6,518
Operating lease right-of-use assets	3,101	3,273
Deferred income tax assets, net	29,523	35,008
Other assets	11,995	11,546
Total assets	$554,634	$550,095

Liabilities, redeemable noncontrolling interest, and equity
Current liabilities:
Trade accounts payable	$23,647	$24,773
Accrued expenses	92,821	103,176
Deferred revenue	29,321	30,364
Customer funds deposits	94,951	91,893
Settlement liabilities	12,710	12,764
Other current liabilities	16,373	16,374
Total current liabilities	269,823	279,344
Operating lease liabilities	1,566	1,533
Other liabilities	1,058	2,662
Total liabilities	272,447	283,539
Commitments and contingencies
Redeemable noncontrolling interest	11,039	10,901
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2024 and July 31, 2024	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 28,229 and 28,177 shares issued and 23,674 and 23,684 shares outstanding at October 31, 2024 and July 31, 2024, respectively	282	282
Additional paid-in capital	305,918	303,510
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 4,555 and 4,493 shares of Class B common stock at October 31, 2024 and July 31, 2024, respectively	(128,512)	(126,080)
Accumulated other comprehensive loss	(19,709)	(18,142)
Retained earnings	102,568	86,580
Total IDT Corporation stockholders’ equity	260,580	246,183
Noncontrolling interests	10,568	9,472
Total equity	271,148	255,655
Total liabilities, redeemable noncontrolling interest, and equity	$554,634	$550,095

8

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended October 31,
	2024	2023
	(in thousands, except per share data)

Revenues	$309,566	$301,205
Direct cost of revenues	201,939	207,211
Gross profit	107,627	93,994
Operating expenses (gain):
Selling, general and administrative (i)	71,051	64,378
Technology and development (i)	12,759	12,410
Severance	177	525
Other operating gain, net	—	(484)
Total operating expenses	83,987	76,829
Income from operations	23,640	17,165
Interest income, net	1,428	844
Other expense, net	(283)	(5,586)
Income before income taxes	24,785	12,423
Provision for income taxes	(6,302)	(3,947)
Net income	18,483	8,476
Net income attributable to noncontrolling interests	(1,234)	(817)
Net income attributable to IDT Corporation	$17,249	$7,659

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.68	$0.30
Diluted	$0.68	$0.30

Weighted-average number of shares used in calculation of earnings per share:
Basic	25,204	25,178
Diluted	25,363	25,277

(i) Stock-based compensation included in:

Selling, general and administrative expense	$834	$641
Technology and development expense	$78	$130

9

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended October 31,
	2024	2023
	(in thousands)
Operating activities
Net income	$18,483	$8,476
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,241	5,047
Deferred income taxes	5,485	3,561
Provision for credit losses, doubtful accounts receivable, and reserve for settlement assets	1,002	759
Stock-based compensation	912	771
Other	692	2,425
Changes in assets and liabilities:
Trade accounts receivable	(200)	(4,572)
Settlement assets, disbursement prefunding, prepaid expenses, other current assets, and other assets	(20,380)	8,250
Trade accounts payable, accrued expenses, settlement liabilities, other current liabilities, and other liabilities	(12,771)	(6,285)
Customer funds deposits	2,810	(3,017)
Deferred revenue	(1,110)	(540)
Net cash provided by operating activities	164	14,875
Investing activities
Capital expenditures	(5,278)	(4,322)
Purchase of convertible preferred stock in equity method investment	(673)	(672)
Purchases of debt securities and equity investments	(12,669)	(7,750)
Proceeds from maturities and sales of debt securities and redemption of equity investments	9,878	17,067
Net cash (used in) provided by investing activities	(8,742)	4,323
Financing activities
Dividends paid	(1,261)	—
Distributions to noncontrolling interests	—	(55)
Proceeds from borrowings under revolving credit facility	14,243	30,315
Repayment of borrowings under revolving credit facility	(14,243)	(30,315)
Proceeds from exercise of stock options	—	172
Repurchases of Class B common stock	(2,432)	(2,851)
Net cash used in financing activities	(3,693)	(2,734)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	28	(6,834)
Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(12,243)	9,630
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	255,456	198,823
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$243,213	$208,453

Supplemental Schedule of Non-Cash Financing Activities
Shares of the Company’s Class B common stock issued to an executive officer for bonus payment	$1,824	$—

10

*Reconciliation of Non-GAAP Financial Measures for the First Quarter Fiscal 2025 and 2024

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for 1Q25, 4Q24, and 1Q24, Adjusted EBITDA, and for 1Q25 and 1Q24, non-GAAP earnings per diluted share (Non-GAAP EPS). Adjusted EBITDA and Non-GAAP EPS are non-GAAP financial measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. The following explains these terms and their respective reconciliations to the most directly comparable GAAP measures

Generally, a non-GAAP measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Non-GAAP EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares. IDT’s measure of non-GAAP net income starts with net income attributable to IDT in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expenses, and deducts other operating gains. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2025 and fiscal 2024 periods.

Management believes that IDT’s Adjusted EBITDA and Non-GAAP EPS are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA and Non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA and Non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gains (expense), net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA and Non-GAAP EPS. Other operating gains (expense), net includes, among other items, legal fees net of insurance claims related to Straight Path Communications Inc.’s stockholders’ class action and gain from the write-off of a contingent consideration liability. From time-to-time, IDT may have gains or incur costs related to non-routine legal, tax, and other matters, however, these various items generally do not occur each quarter. IDT believes the gain and losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

11

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of Non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA and Non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA and Non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA and Non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, and (b) for Non-GAAP EPS, diluted earnings per share.

IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended October 31, 2024 (1Q25)
Net income attributable to IDT Corporation	$17.2
Adjustments:
Net income attributable to noncontrolling interests	1.2
Net income	18.5
Provision for income taxes	6.3
Income before income taxes	24.8
Interest income, net	(1.4)
Other expense, net	0.3
Income (loss) from operations	23.6	$15.7	$1.0	$6.6	$3.2	$(2.9)
Depreciation and amortization	5.2	2.0	1.6	1.0	0.7	-
Severance	0.2	0.2	-	-	-	-
Adjusted EBITDA	$29.1	$17.8	$2.5	$7.6	$4.0	$(2.9)

12

IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended July 31, 2024 (4Q24)
Net income attributable to IDT Corporation	$36.8
Adjustments:
Net income attributable to noncontrolling interests	0.9
Net income	37.7
Benefit from income taxes	(17.3)
Income before income taxes	20.4
Interest income, net	(1.6)
Other expense, net	1.3
Income (loss) from operations	20.1	$13.9	$0.8	$6.0	$2.5	$(3.2)
Depreciation and amortization	5.1	1.9	1.6	0.9	0.7	-
Severance	-	0.3	-	-	-	(0.3)
Other operating (gains) expense, net	(0.1)	0.2	-	0.2	(1.8)	1.3
Adjusted EBITDA	$25.2	$16.3	$2.5	$7.1	$1.5	$(2.2)

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended October 31, 2023 (1Q24)
Net income attributable to IDT Corporation	$7.7
Adjustments:
Net income attributable to noncontrolling interests	0.8
Net income	8.5
Provision for income taxes	3.9
Income before income taxes	12.4
Interest income, net	(0.8)
Other expense, net	5.6
Income (loss) from operations	17.2	$15.4	$-	$5.5	$(1.4)	$(2.3)
Depreciation and amortization	5.0	2.1	1.4	0.7	0.7	-
Severance	0.5	0.5	-	-	-	-
Other operating gain, net	(0.5)	-	-	-	-	(0.5)
Adjusted EBITDA	$22.3	$18.1	$1.4	$6.2	$(0.7)	$(2.8)

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IDT Corporation

Reconciliation of Earnings per share to Non-GAAP EPS

(unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	1Q25	1Q24

Net income attributable to IDT Corporation	$17.2	$7.7
Adjustments (add) subtract:
Income tax benefit	-	-
Stock-based compensation	(0.9)	(0.8)
Severance expense	(0.2)	(0.5)
Other operating gain, net	-	0.5
Total adjustments	(1.1)	(0.8)
Income tax effect of total adjustments	(0.2)	(0.3)
	0.9	0.5
Non-GAAP net income	$18.1	$8.2

Earnings per share:
Basic	$0.68	$0.30
Total adjustments	0.04	0.03
Non-GAAP - basic	$0.72	$0.33

Weighted-average number of shares used in calculation of basic earnings per share	25.2	25.2

Diluted	$0.68	$0.30
Total adjustments	0.03	0.02
Non-GAAP - diluted	$0.71	$0.32

Weighted-average number of shares used in calculation of diluted earnings per share	25.4	25.3

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**Explanation of Key Performance Metrics

NRS’ recurring revenue is calculated by subtracting NRS’ revenue from POS terminal sales from its revenue in accordance with GAAP. NRS’ Monthly Average Recurring Revenue per Terminal is calculated by dividing NRS’ recurring revenue by the average number of active POS terminals during the period. The average number of active POS terminals is calculated by adding the beginning and ending number of active POS terminals during the period and dividing by two. NRS’ recurring revenue divided by the average number of active POS terminals is divided by three when the period is a fiscal quarter. Recurring revenue and Monthly Average Recurring Revenue per Terminal are useful for comparisons of NRS’ revenue and revenue per customer to prior periods and to competitors and others in the market, as well as for forecasting future revenue from the customer base.

BOSS Money’s Average Revenue per Transaction is calculated by dividing BOSS Money’s revenue in accordance with GAAP by the number of transactions during the period. Average Revenue per Transaction is useful for comparisons of BOSS Money’s revenue per transaction to prior periods and to competitors and others in the market, as well as for forecasting future revenue based on transaction trends.

net2phone’s subscription revenue is calculated by subtracting net2phone’s equipment revenue and revenue generated by a legacy SIP trunking offering in Brazil from its revenue in accordance with GAAP. net2phone’s cloud communications and contact center offerings are priced on a per-seat basis, with customers paying based on the number of users in their organization. The number of seats served and subscription revenue trends and comparisons between periods are used in the analysis of net2phone’s revenues and direct cost of revenues and are strong indications of the top-line growth and performance of the business.

net2phone’s subscription revenue per seat is calculated by dividing net2phone’s subscription revenue, as defined in the preceding paragraph, by the average number of seats served during the period. The average number of seats served is calculated by adding the beginning and ending number of seats served and dividing by two. Subscription revenue per seat is the amount of revenue generated by each seat sold during the period. It provides a basis for pricing seat-based services, as well as for comparing performance in past periods and projecting future revenue, and for comparing the value of each seat served to competitors.

net2phone’s operating margin is calculated by dividing GAAP income from operations by GAAP revenue for the period indicated. Operating margin measures the percentage that each dollar of revenue contributes to profitability. Operating margin is useful for evaluating current period profitability relative to sales, for comparisons to prior period performance, for forecasting future income from operations levels based on projected levels of sales, and for comparing net2phone’s relative profitability to its competitors and peers.

net2phone’s Adjusted EBITDA margin is calculated by dividing net2phone’s Adjusted EBITDA, a Non-GAAP measure, by net2phone’s GAAP revenue for the comparable quarter or period. Adjusted EBITDA margin measures the percentage that each dollar of revenue contributes to profitability before interest, taxes, depreciation and amortization, and other adjustments as described in the Reconciliation of Non-GAAP Financial Measures. net2phone’s Adjusted EBITDA margin is useful for evaluating current period profitability relative to sales, for comparisons to prior period performance, for forecasting future Adjusted EBITDA levels based on projected levels of sales, and for comparing net2phone’s relative profitability to its competitors and peers.

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